Rule 424(b)(3)
                                           File Nos. 333-31529 and 333-31529-01

PRICING SUPPLEMENT NO. 26 DATED OCTOBER 24, 1997
(To Prospectus Dated August 12, 1997, as Supplemented August 15, 1997)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES F
              DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
         AND INTEREST FULLY AND UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                          FLOATING RATE NOTES

                            ---------------

Trade Date:   October 24, 1997                 Book Entry: |X|
Issue Price:  100%                             Certificated:     |_|
Original Issue Date:   October 29, 1997        Principal Amount: $25,000,000
Stated Maturity Date:  October 29, 2001        Net Proceeds:     $24,887,500

                                               Specified Currency: U.S. Dollars

Base Rate(s): |_| Commercial Paper  |X| LIBOR               |_| Certificate of
                  Rate                  Telerate Page 3750      Deposit Rate
              |_| Treasury Rate     |_| Federal Funds Rate  |_| Prime Rate
              |_| CMT Rate          |_| Eleventh District   |_| Other
                                          Cost of Funds
                                          Rate

Exchange Rate Agent:  N/A

Minimum Denomination:   $100,000                 Maximum Interest Rate:     N/A
Initial Interest Rate:  5.9612%                  Minimum Interest Rate:     N/A
Interest Determination                           Interest Factor
  Dates:                Two Business Days        Convention:                N/A
                        prior to each Interest   Index Maturity:   Three months
                        Payment Date             Spread (plus or
Interest Reset Dates:   Same as Interest           minus): Plus 18 basis points
                        Payment Dates            Spread Multiplier:         N/A
Interest Payment Dates: Every February 28,       Fixed Rate Commencement
                        May 28, August 28        Date:                      N/A
                        and November 28,         Fixed Interest Rate:       N/A
                        commencing November
                        28, 1997
Agent:   Countrywide Securities Corporation
Calculation Agent:  The Bank of New York

Redemption:                                    Repayment:

    Check box opposite applicable paragraph:      Check box opposite applicable
                                                  paragraph:
    |X|  The Notes cannot be redeemed prior       |X| The Notes cannot be repaid
         to maturity.                                 prior to maturity.
    |_|  The Notes may be redeemed prior          |_| The Notes may be repaid
         to maturity.                                 prior to maturity.
    Initial Redemption Date:                      Optional Repayment Dates:
    Initial Redemption Percentage:
    Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:    N/A

                            ---------------

          The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of CHL and will rank pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness. As of August 31, 1997 the Guarantor did not have any secured indebtedness outstanding, and CHL had $371,313,000 aggregate principal amount of secured indebtedness outstanding. As of such date, CHL had $5,344,560,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness and will rank pari passu in right of payment with the Notes to which this Pricing Supplement relates.